Exhibit 99

Contact Info:  Mary Ellen Fitzpatrick (978) 656-5520

Senior Vice President, Corporate Communications

Enterprise Bancorp, Inc. Announces Fourth Quarter Dividend

LOWELL, Mass—(BUSINESS WIRE)—October 21, 2008—Enterprise Bancorp, Inc. (the “company”) (NASDAQ:EBTC)

On October 21, 2008, the Board of Directors of Enterprise Bancorp, Inc. declared a quarterly dividend of $0.09 per share to be paid on December 1, 2008 to shareholders of record as of November 10, 2008. The quarterly dividend represents a 12.5% increase over the 2007 dividend rate.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank. The company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities.  Through the bank and its subsidiaries, the company offers a range of commercial and consumer loan products, deposit and cash management products as well as investment management, trust and insurance services. The company’s headquarters and the bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts. The company’s primary market area is the Merrimack Valley, North Central region of Massachusetts and South Central New Hampshire.  The company has fifteen full-service branch offices located in the Massachusetts cities and towns of Lowell, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Methuen, Tewksbury, Westford and Salem, New Hampshire.  The company has also obtained regulatory approvals to establish two new branches, to be located in Derry, New Hampshire and Acton, Massachusetts, and expects that these offices will be open for business in 2009.